News Release

For Immediate Release:	For More Information,
May 26, 2010	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Announces Cash Dividend

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of $0.08 per share payable July 23, 2010 to shareholders of record as of June 30, 2010.  The $0.08 per share dividend rate is the same as the rate declared in the comparable period of 2009.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.4 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 91 branches, with 77 branches operating in the central piedmont and coastal regions of North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

 Please visit our website at www.FirstBancorp.com.  For additional information, please contact:
Mr. Jerry L. Ocheltree
President & Chief Executive Officer
Telephone: (910) 576-6171